Exhibit 99.1

The following excerpts contain information about our company. Unless the context otherwise requires, all references to “Susser,” “we,” “us,” and “our,” refer to Susser Holdings, L.L.C., our predecessors and our consolidated subsidiaries. Except as otherwise indicated, the information herein does not give pro forma effect to our proposed offering of notes, conditional redemption of our 10 5/8% Senior Notes due 2013 or the amendment and restatement of our credit facility.

The Redemption of the 2013 Notes and Amended and Restated Credit Facility

On April 27, 2010, we delivered a conditional notice of optional redemption to the holders of our outstanding 10 5/8% Senior Notes due 2013, subject to the completion of our proposed notes offering.

Concurrent with the notes offering, we are planning to enter into an amendment and restatement of our credit facility, which includes the following changes to the terms of our existing credit facility, among others:

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the term loan facility will be cancelled and a majority of the real property securing the term loans under the facility will be released (with the remainder to continue to secure the revolving credit facility);

•	$40 million facility increase option will be added to the $120 million revolving credit facility;

•	the maturity date of the revolving credit facility will be extended from November 2012 until May 2014;

•	the fixed charge coverage ratio will be reduced and the senior secured leverage ratio will be increased; and

•	the margins and commitment fees will be increased, subject, in the case of the margins for loans and letters of credit, to adjustment based on leverage grids.

In connection with the amendment and restatement, we will repay the outstanding indebtedness under the term loan facility and, to the extent outstanding, any borrowings under the revolving credit facility. The amendment and restatement of our credit facility will become effective upon the repayment of the term loan facility and satisfaction of certain documentary conditions.

Recent Developments

We are in the process of finalizing our results of operations for the three month period ended April 4, 2010. While full financial information for such period is not yet available, management currently estimates that for the fiscal quarter ended April 4, 2010, our revenues were between $935 million and $940 million, our Adjusted EBITDA was between $13 million and $15 million and our Adjusted EBITDAR was between $23 million and $25 million, compared to $680.8 million, $19.3 million and $28.3 million, respectively, for the same quarter in fiscal 2009. We estimate that our merchandise same store sales increased approximately 2.5% during the first quarter compared to the same quarter in fiscal 2009 and average retail gallons per store decreased approximately 0.2% during the first quarter compared to the same quarter in fiscal 2009. We anticipate that our merchandise margins will be between 32.5% and 32.9% during the first quarter compared to 34.3% in the same quarter in fiscal 2009. In addition, we expect our first quarter retail fuel margin per gallon to be between 10.5 cents and 11.5 cents compared to 11.8 cents in the first quarter of fiscal 2009, and our wholesale fuel margin per gallon to be between 3.8 cents and 4.2 cents compared to 3.5 cents in the same quarter in fiscal 2009.

We opened two retail locations in the first quarter and have three retail locations under construction as of April 4, 2010. We added three dealer locations during the first quarter of 2010 and expect to add five to eight dealer locations during the second quarter. We completed sale/leasebacks during the first quarter for total net proceeds of $5.8 million. During the first quarter of 2010, twelve Town & Country locations were converted to Stripes and Laredo Taco Company concepts. Our total expected capital expenditures, before sale/leaseback transactions and asset dispositions, are expected to be between $9 million and $11 million for the first quarter.

Our cash and cash equivalents as of April 4, 2010 were $20.2 million, of which $5.2 million was restricted cash in escrow and therefore not available for use. As of April 4, 2010, we had $408.3 million of indebtedness outstanding, of which $5.9 million was outstanding under our revolving credit facility and $89.3 million was outstanding under our term loan facility.